EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 26, 2015, relating to the consolidated financial statements of Minerva Neurosciences, Inc. appearing in the Annual Report on Form 10-K of Minerva Neurosciences, Inc. for the year ended December 31, 2014.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

April 30, 2015